Exhibit 3.3

RESTATED ARTICLES OF INCORPORATION

OF

PATTERSON COMPANIES, INC.

The undersigned, Matthew L. Levitt, Secretary of Patterson Companies, Inc., a Minnesota corporation subject to the provisions of the Minnesota Business Corporation Act (the “Act”), does hereby certify that the board of directors of the corporation, pursuant to Section 302A.135 Subd. 5 of the Act did, by written action effective September 2, 2004, unanimously adopt a resolution restating the Restated Articles of Incorporation of the corporation and all amendments thereto. The undersigned further certifies that the aforesaid resolution adopted pursuant to the Act and set forth in the text below correctly sets forth without change the corresponding provisions of the existing Restated Articles of Incorporation, as amended, to wit:

RESOLVED that the Restated Articles of Incorporation of this corporation be amended and restated as follows:

ARTICLE 1

Name: The name of the corporation shall be Patterson Companies, Inc.

ARTICLE 2

Purpose: The corporation is formed for general business purposes and may engage in any lawful act or activity for which corporations may be formed under the laws of the state of Minnesota.

ARTICLE 3

Registered Office: The address of the registered office of the corporation in the state of Minnesota is 1031 Mendota Heights Road, Mendota Heights, Minnesota 55120.

ARTICLE 4

Authorized Shares: The total authorized shares of all classes which the corporation shall have authority to issue is 630,000,000, consisting of: 30,000,000 shares of preferred stock of the par value of one cent ($.01) per share (hereinafter the “preferred stock”); and 600,000,000 shares of common stock of the par value of one cent ($.01) per share (hereinafter the “common stock”).

4.1 Shares of preferred stock of the corporation may be issued from time to time in one or more series, each of which series shall have such designation or title and such number of shares as shall be fixed by the board of directors prior to the issuance of any shares thereof. Each such series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions of the board of directors providing for the issue of such series of preferred stock pursuant to the authority hereby expressly vested in such board to the full extent permitted by the Act. The board of directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series.

4.2 Except as provided in the resolution or resolutions of the board of directors creating any series of preferred stock, the holders of shares of common stock shall have the exclusive right to vote, on a noncumulative basis, for the election and removal of directors and for all other purposes. Each holder of shares of common stock shall be entitled to one vote for each share held.

4.3 The board of directors shall have the authority of issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

4.4 The board of directors is authorized to accept and reject subscriptions for and to dispose of authorized shares of the corporation, including the granting of stock options, warrants and other rights to purchase shares, without action by the shareholders and upon such terms and conditions as may be deemed advisable by the board of directors in the exercise of its discretion, except as otherwise limited by the Act, as amended.

4.5 The board of directors is authorized to issue, sell or otherwise dispose of bonds, debentures, certificates of indebtedness and other securities, including those convertible into shares of stock, without action by the shareholders and for such consideration and upon such terms and conditions as may be deemed advisable by the board of directors in the exercise of its discretion, except as otherwise limited by the Act, as amended.

ARTICLE 5

Certain Shareholder Rights: No shareholder shall be entitled to any preemptive right to purchase, subscribe for or otherwise acquire any new or additional securities of the corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such new additional securities before the corporation may offer them to other persons. No shareholder shall be entitled to any cumulative voting rights.

ARTICLE 6

Written Action by Board: Any action required or permitted to be taken by the board of directors of this corporation may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the board at which all directors are present, except as to those matters requiring shareholder approval, in which case the written action shall be signed by all members of the board of directors then in office.

ARTICLE 7

Nonliability of Directors for Certain Actions: A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, as amended, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date that this Article becomes effective. No amendment to or repeal of this Article shall apply to or have any affect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE 8

Indemnification of Directors and Officers: The corporation shall indemnify and may, in the discretion of the board of directors, insure directors, officers and employees of the corporation in the manner and to the full extent permitted by law.

IN WITNESS WHEREOF, the undersigned, acting for and on behalf of the corporation has subscribed his name this 2nd day of September, 2004.

/s/ MATTHEW L. LEVITT
Matthew L. Levitt
Secretary

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